[LOGO OF JOHN HANCOCK(R)] John Hancock Life Insurance Company (U.S.A.)
                          A Stock Company

           LIVES INSURED  [John J Doe]

                          [Mary C Doe]

           POLICY NUMBER  [12 345 678]

               PLAN NAME  [Accumulation SVUL]

FLEXIBLE PREMIUM SURVIVORSHIP VARIABLE UNIVERSAL LIFE INSURANCE POLICY

ADJUSTABLE DEATH BENEFIT

BENEFIT PAYABLE ON DEATH OF SURVIVING LIFE INSURED

FLEXIBLE PREMIUMS PAYABLE UNTIL THE EARLIER OF LAST DEATH, OR THE POLICY ANNIVERSARY WHEN THE YOUNGER OF THE LIVES INSURED REACHES AGE 121 OR WOULD HAVE REACHED AGE 121 IF LIVING

NON-PARTICIPATING (NOT ELIGIBLE FOR DIVIDENDS)

Subject to the conditions and provisions of this policy, while the policy is in force and upon the death of the Surviving Insured, the John Hancock Life Insurance Company (U.S.A.) ("the Company") agrees to pay the Insurance Benefit to the beneficiary in a lump sum, and to provide the other benefits, rights, and privileges, if any, of the policy. Also, due proof of the death of the first Life Insured to die must be given to us when such death occurs.

The Insurance Benefit is described in Section 6. If the Company makes other plans of payment available other than a lump sum, then a Beneficiary may request written election of any such other plans in lieu of a lump sum.

Your Net Premiums are added to your Policy Value. You may allocate them to one or more of the Investment Accounts and to the Fixed Account, subject to
Section 17, and any other applicable provisions of the policy.

The portion of your Policy Value that is in an Investment Account will vary from day to day. The amount is not guaranteed; it may increase or decrease, depending on the investment experience of the underlying Subaccounts for the Investment Accounts that you have chosen.

The portion of your Policy Value that is in the Fixed Account will accumulate, after deductions, at rates of interest we determine. Such rates will not be less than the Fixed Account Annual Rate shown in Section 1.

The amount of the Insurance Benefit, or the duration of the insurance coverage, or both, may be variable or fixed under specified conditions and may increase or decrease as described in Section 6.

READ YOUR POLICY CAREFULLY. It is a contract between you and us.

RIGHT TO RETURN POLICY. If for any reason you are not satisfied with your policy, you may return it for cancellation by delivering or mailing it to us or to the agent who sold it. If this policy does not replace another policy, you may return it within TEN days after receiving it, or if it replaces another policy, you may return it within TWENTY days after receiving it. We will refund in full the payment made. The policy will be void from the beginning.

Signed for the Company by:

SPECIMEN                               SPECIMEN

/s/ John DesPrez III                   /s/ Emanuel Alves
-------------------------------------  ---------------------------------------
President                              Secretary

07SVUL                                                               SV0107AAK

                              Policy Provisions

    Section

1.  Policy Specifications

2.  Table of Rates

3.  Definitions

4.  Qualification as Life Insurance

5.  Total Face Amount

6.  Insurance Benefit

7.  Interest on Proceeds

8.  Premiums

9.  No-Lapse Guarantee

10. Grace Period

11. Policy Termination

12. Reinstatement

13. Coverage at and after Age 121

14. Policy Value

15. Loan Account, Fixed Account, Investment Accounts

16. Separate Account and Subaccounts

17. Allocations and Transfers

18. Loans

19. Surrenders and Withdrawals

20. Owner and Beneficiary

21. Assignment

22. Misstatements

23. Suicide

24. Incontestability

25. The Contract

26. Right to Postpone Payment of Benefits

27. Claims of Creditors

28. Reports to Owner

29. How Values are Computed

1. POLICY SPECIFICATIONS

      Lives Insured  No. 1-[John Doe]            Plan Name [Accumulation SVUL]
                     No. 2-[Mary Doe]

 Age at Policy Date  No. 1-[35]              Policy Number [12 345 678]
                     No. 2-[32]

              [Sex]  No. 1-[Male]               Issue Date [January 1, 2007]
                     No. 2-[Female]

Risk Classification  No. 1-[Standard]          Policy Date [January 1, 2007]
                     [Non Smoker]
                     No. 2-[Standard]
                     [Non Smoker]

 Additional Ratings  No. 1-[not
                     applicable]
                     No. 2-[not
                     applicable]

 Owner, Beneficiary  As designated in the application or
                     subsequently changed

      Death Benefit  [Option 1]
    Option at Issue

     Life Insurance  [Guideline Premium
      Qualification  Test]
       Test Elected
                                                 Base Face $[500,000]
                                           Amount at Issue
                                              Supplemental
                                            Face Amount at
                                                     Issue $[600,000]
                                                           -------------------
                                                Total Face $[1,100,000]
                                           Amount at Issue
      Governing Law  [Alaska]

                               PREMIUMS AT ISSUE

       Premium Mode  [Annual]

    Planned Premium  $[10,000.00 per year]

    Minimum Initial
            Premium  $[ 87.49]

 No-Lapse Guarantee
            Premium  $[1,049.93 per year]

Notice: This policy provides life insurance coverage for the lifetime of the Lives Insured if sufficient premiums are paid. Premium payments in addition to the planned premium shown may need to be made to keep this policy and coverage in force. Keeping the policy and coverage in force will be affected by factors such as: changes in the current cost of insurance rates; the amount, timing and frequency of premium payments; the interest rate being credited to the Fixed Account; the investment experience of the Investment Accounts; changes to the death benefit option; changes in the Total Face Amount; loan activity; withdrawals; and deductions for any applicable Supplementary Benefit riders that are attached to, and made a part of, this policy. Also refer to the Grace Period and Policy Termination provisions in Sections 10 and 11.

                                                                        SV0307A

1. POLICY SPECIFICATIONS (continued) - Policy [12 345 678]

                     SCHEDULE OF SUPPLEMENTAL FACE AMOUNTS

            Supplemental Face Amount At Issue           $[600,000]
            Maximum Increasing Supplemental Face Amount $[1,050,000]
            Maximum Total Supplemental Face Amount      $[1,650,000]

    Effective at              Supplemental                     Total
    Beginning of               Face Amount                 Supplemental
     Policy Year                Increases                   Face Amount
    ------------      -----------------------------  -------------------------
          1                     $      0                    $  600,000
          2                     $ 50,000                    $  650,000
          3                     $ 50,000                    $  700,000
          4                     $ 75,000                    $  775,000
          5                     $ 75,000                    $  850,000
          6                     $100,000                    $  950,000
          7                     $100,000                    $1,050,000
          8                     $100,000                    $1,150,000
          9                     $150,000                    $1,300,000
         10                     $150,000                    $1,450,000
         11                     $200,000                    $1,650,000
      12 to 89                  $      0                    $1,650,000

                                                                       SV03107A

3(continued)

1. POLICY SPECIFICATIONS (continued) - Policy [12 345 678]

                       OTHER BENEFITS AND SPECIFICATIONS

[Not Applicable]

                                                                       SV03207A

3(continued)

1. POLICY SPECIFICATIONS (continued) - Policy [12 345 678]


                            MAXIMUM EXPENSE CHARGES

Deductions from Premium Payments

           Premium Charge 6% of each premium paid

      Monthly Deductions: the following charges are deducted monthly from the
                          Policy Value

    Administrative Charge $15.00
       Face Amount Charge $[0.0557] per $1000 of Base Face Amount for the
                          first 15 Policy Years
 Cost of Insurance Charge Determined in accordance with Section 14. Maximum monthly rates per $1,000 are shown in Section 2. Asset-Based Risk Charge Percentage of Investment Account assets deducted monthly as shown below:

                                               Percentage of Investment
                          Policy Years              Account assets
                          ------------ ----------------------------------------
                              1-15                      0.075%
                              16+                       0.020%

Other Charges

        Surrender Charge Charges deducted from the Policy Value during the
                         Surrender Charge Period. See Sections 5 and 19 for details of when a Surrender Charge applies. The Surrender Charge for the Base Face Amount at Issue is $ [4,175.84] The Surrender Charge will reduce monthly over the Surrender Charge Period until it becomes zero. The table below shows the applicable grading percentage at the beginning of each Policy Year during the Surrender Charge Period (proportionate grading percentages apply for other Policy Months). The amount to which the Surrender Charge is reduced at any time is determined by multiplying the initial amount of Surrender Charge by the percentage that is applicable at that interval during the Surrender Charge Period.

                                           Maximum      Surrender     Maximum
                            Surrender     Percentage     Charge      Percentage
                          Charge Period  Of Surrender    Period     Of Surrender
                          (Policy Year)     Charge    (Policy Year)    Charge
                          -------------  ------------ ------------- ------------
                                1          [100.00]%        7          [40.00]%
                                2           [90.00]%        8          [30.00]%
                                3           [80.00]%        9          [20.00]%
                                4           [70.00]%       10          [10.00]%
                                5           [60.00]%       11+         [00.00]%
                                6           [50.00]%

   Supplementary Benefit Charges for applicable riders are shown under Rider Charges Supplementary Benefits of this Section 1.

3A                                                                    SV03A07A

1. POLICY SPECIFICATIONS (continued) - Policy [12 345 678]

                                TABLE OF VALUES

Refer to your policy provisions for details on the terms and values shown in this table.

Minimum Total Face Amount                                            $  250,000

Minimum Base Face Amount                                             $  250,000

Minimum Total Face Amount Decrease                                   $   50,000

No-Lapse Guarantee Period

   Base Face Amount                          First [2] Policy Years from Policy
                                                                           Date

   Supplemental Face Amount (if elected)  First 2 Policy Years from Policy Date

Allocation Date                                 [10TH day after the Issue Date]

Fixed Account Annual Rate                                      Not less than 3%

Loan Interest Credited Annual Rate                                           3%

Maximum Loan Interest Charged Annual
  Rate

   Policy Years 1-10                                                      4.25%

   Policy Years 11+                                                       3.25%

Minimum Loan Amount                                                  $      500

Minimum Withdrawal Amountz                                           $      500

Death Benefit Discount Factor                                         1.0024663

Maximum Transfer Fee                                                 $       25

(See Section 17 for Transfer
  Restrictions)

Fixed Account Maximum Transfer
  Percentage                                                                15%

Fixed Account Maximum Transfer Amount                                    $2,000

Investment Account Maximum Transfer
  Amount                                                             $1,000,000

Partial Surrender Charge Decrease
  Exemption                                                                 10%

                                                                      SV03B07A

                                      3B

2. TABLE OF RATES - Policy [12 345 678]

A. RATE TABLE

                                  Minimum                               Minimum
             Maximum Monthly       Death             Maximum Monthly     Death
Policy   Rates per $1,000 of Net  Benefit   Policy Rates per $1,000 of  Benefit
 Year        Amount at Risk       Factors    Year  Net Amount at Risk   Factors
------   ----------------------- ---------  ------ ------------------- ---------
   1            0.000065          2.5000      46         2.141923       1.0500
   2            0.000210          2.5000      47         2.494601       1.0500
   3            0.000382          2.5000      48         2.883591       1.0500
   4            0.000595          2.5000      49         3.320668       1.0500
   5            0.000842          2.5000      50         3.856890       1.0500
   6            0.001144          2.5000      51         4.472583       1.0500
   7            0.001481          2.5000      52         5.135239       1.0500
   8            0.001901          2.5000      53         5.870950       1.0500
   9            0.002411          2.5000      54         6.686208       1.0500
  10            0.003025          2.4300      55         7.485260       1.0500
  11            0.003775          2.3600      56         8.503924       1.0500
  12            0.004665          2.2900      57         9.547360       1.0500
  13            0.005748          2.2200      58        10.656121       1.0500
  14            0.006909          2.1500      59        11.715278       1.0500
  15            0.008293          2.0900      60        12.382287       1.0400
  16            0.010072          2.0300      61        13.394913       1.0300
  17            0.012237          1.9700      62        14.768206       1.0200
  18            0.014977          1.9100      63        16.513843       1.0100
  19            0.018341          1.8500      64        18.720329       1.0000
  20            0.022601          1.7800      65        20.903597       1.0000
  21            0.028024          1.7100      66        23.224251       1.0000
  22            0.034498          1.6400      67        23.647030       1.0000
  23            0.042245          1.5700      68        24.980699       1.0000
  24            0.050970          1.5000      69        27.156381       1.0000
  25            0.061682          1.4600      70        29.562185       1.0000
  26            0.074525          1.4200      71        32.351836       1.0000
  27            0.090509          1.3800      72        35.523851       1.0000
  28            0.109737          1.3400      73        39.181042       1.0000
  29            0.132626          1.3000      74        43.340312       1.0000
  30            0.159475          1.2800      75        47.841525       1.0000
  31            0.190919          1.2600      76        52.725765       1.0000
  32            0.226572          1.2400      77        57.948884       1.0000
  33            0.267202          1.2200      78        63.760983       1.0000
  34            0.314332          1.2000      79        70.155147       1.0000
  35            0.368308          1.1900      80        76.798937       1.0000
  36            0.432734          1.1800      81        83.333333       1.0000
  37            0.508368          1.1700      82        83.333333       1.0000
  38            0.601657          1.1600      83        83.333333       1.0000
  39            0.709032          1.1500      84        83.333333       1.0000
  40            0.833547          1.1300      85        83.333333       1.0000
  41            0.978332          1.1100      86        83.333333       1.0000
  42            1.144500          1.0900      87        83.333333       1.0000
  43            1.339339          1.0700      88        83.333333       1.0000
  44            1.568726          1.0500      89        83.333333       1.0000
  45            1.836538          1.0500      90                0       1.0000

For Policy Years [90] and above, the Maximum Monthly Rate per $1,000 of Net Amount at Risk is 0 and the Minimum Death Benefit Factor is 1.0000.

Maximum Monthly Rates are the same for the Base Face Amount and the Supplemental Face Amount and have been adjusted for any applicable Additional Ratings that are applied to the Cost of Insurance rates as shown in Section 1.

                                                                        SV0407A

3. DEFINITIONS

The term "Additional Rating" is an increase in the Cost of Insurance that is applied when a Life Insured does not meet, at a minimum, our underwriting requirements for the standard Risk Classification.

The term "Age" means, on any policy anniversary, the age of the person in question at his or her birthday nearest that date.

The term "Annual Processing Date" means every 12th Processing Date starting with the Processing Date next after the Policy Date.

The term "Business Day" means any day that we are open for business and the New York Stock Exchange is open for trading. The net asset value of the underlying shares of a Subaccount will be determined at the end of each Business Day. We will deem each Business Day to end at the close of regularly scheduled trading of the New York Stock Exchange (currently 4:00 p.m. Eastern Time) on that day.

The term "Cash Surrender Value" equals the Policy Value less the Surrender
Charge.

The term "date" means a calendar day ending at midnight local time at our Service Office.

The term "Fixed Account" is that part of the Policy Value which reflects the value you have in our general account.

The term "Fund" means each division, with a specific investment objective, of a Series Fund.

The term "in force" means that the policy has not terminated in accordance with Sections 9, 10, or 11, or surrendered in accordance with Section 19.

The term "Investment Account" means that part of the Policy Value which reflects the value you have in one of our Subaccounts.

The term "Issue Date" is the date shown in the Policy Specifications of this policy from which the Suicide and Incontestability provisions are applied. Issue Date is also used to determine the Allocation Date shown in Section 1.

The term "Lives Insured" means the persons whose lives are insured under this policy as shown in Section 1. Reference to the younger of the Lives Insured means the younger of the two persons insured under this policy when it is first issued.

The term "Loan Account" is that part of the Policy Value which reflects amounts transferred from the Fixed Account or the Investment Accounts as collateral for a policy loan.

The term "Minimum Initial Premium" means the minimum premium needed to put the policy in force and is shown in Section 1.

The term "Net Cash Surrender Value" equals the Cash Surrender Value less the Policy Debt.

The term "Net Premium" is the gross premium paid less any Premium Charge. It is the amount of premium allocated to the Fixed Account and or to the Investment Accounts.

The term "Partial Surrender Charge Decrease Exemption" is the percentage of the Base Face Amount at Issue as shown in Section 1 in the Table of Values. This percentage is set at issue of the policy. This exemption applies to cumulative decreases in the Base Face Amount of insurance. Once cumulative decreases exceed this exemption, applicable Surrender Charges will apply. The exemption is not applicable to and has no effect on a full surrender of the policy or Net Cash Surrender Value withdrawals.

The term "Planned Premium" means the premium that is selected in the application for the policy, which is intended to be paid on a regular modal basis. It is shown in Section 1.

The term "Policy Date" is the date from which charges for the first Monthly Deductions are calculated. The Policy Date is shown in Section 1. Policy Years, Policy Months, and Policy Anniversaries are determined from the Policy Date.

The term "Policy Debt" as of any date equals (a) plus (b) plus (c), minus (d), where:
     (a) is the total amount of loans borrowed as of such date;

     (b) is the total amount of any unpaid loan interest charges borrowed against the policy on a Policy Anniversary;

     (c) is any interest charges accrued from the last Policy Anniversary to the current date; and

     (d) is the total amount of loan repayments as of such date.

The term "Policy Value" is the sum of the values in the Loan Account, the Investment Accounts, and the Fixed Account.

                                                                        SV0507A

The term "Policy Year" means (a) or (b) below, whichever is applicable.

     (a) The first Policy Year is the period beginning on the Policy Date and ending on the Business Day immediately preceding the first Annual Processing Date.

     (b) Each subsequent Policy Year is the period beginning on an Annual Processing Date and ending on the Business Day immediately preceding the next Annual Processing Date.

The term "Processing Date" means the first day of a Policy Month. A Policy Month shall begin on the day in each calendar month that corresponds to the day of the calendar month on which the Policy Date occurred. If the Policy Date is the 29th, 30th, or 31st day of a calendar month, then for any calendar month that has fewer days, the first day of the Policy Month will be the last day of such calendar month. The Policy Date is not a Processing Date.

The term "Separate Account" means Separate Account A of the John Hancock Life Insurance Company (U.S.A.).

The term "Series Fund" means a series type mutual fund registered under the Investment Company Act of 1940 as an open-end diversified management investment company.

The term "Service Office" is the office that we designate to service this policy as shown on the back cover of your policy.

The term "Subaccount" refers to one of the subaccounts of the Separate Account.

The term "Surrender Charge Period" is the period beginning on the Policy Date during which we will assess surrender charges. Surrender charges will apply during this period if you surrender the policy, request a decrease in the Base Face Amount, make a withdrawal that reduces the Base Face Amount, or if the policy terminates due to default. The Surrender Charge Period is shown in
Section 1.

The term "Surviving Life Insured" means the Life Insured who is living upon the death of the other Life Insured. If both Lives Insured die simultaneously, then the term "Surviving Life Insured" shall mean the younger of the two Lives Insured.

The terms "we", "us", and "our" refer only to the Company.

The term "written request" is your request to us which must be in a form satisfactory to us, signed and dated by you, and filed at our Service Office or, if permitted by our administrative practices, an electronic mail message ("e-mail") received by us at the internet address specified by us for receipt of such messages.

The terms "you" and "your" refer only to the Owner of this policy.

4. QUALIFICATION AS LIFE INSURANCE

It is the intent that this policy be considered as life insurance for federal income tax purposes, notwithstanding any other provisions of the policy to the contrary, in order to comply with Section 7702 of the Internal Revenue Code of 1986, or any other equivalent section of the Code. We reserve the right to make any reasonable adjustments to the terms or conditions of this policy if it becomes necessary to allow it to qualify as life insurance. This provision should not be construed to guarantee that this policy will receive tax treatment as life insurance or that the tax treatment of life insurance will never be changed by the future actions of any tax authority. In order for this policy to qualify as life insurance, one of the following tests will apply to the policy. The test you elected is shown in Section 1. Your election cannot be changed after issue.

Guideline Premium Test

Under this test, if at any time the premiums received under the policy exceed the amount allowable for such tax qualification, such excess amount shall be removed from the policy together with interest thereon from the date of its payment, and any appropriate adjustment in the Death Benefit shall be made as of such date. This excess amount shall be refunded to you no later than 60 days after the end of the applicable Policy Year. If this excess amount is not refunded by then, the Total Face Amount under the policy shall be increased retroactively so that at no time is the Death Benefit ever less than the amount necessary to ensure or maintain such tax qualification. In no event, however, will we refuse to accept any premium necessary to prevent the policy from terminating but only if such premium payment would result in a zero Policy Value at the end of the Policy Year. In addition, the Minimum Death Benefit, as described in Section 6, must be maintained.

Cash Value Accumulation Test

Under this test, the Minimum Death Benefit, as described in Section 6, must be maintained. We reserve the right to modify the Minimum Death Benefit Factors shown in Section 2, retroactively if necessary, to ensure or maintain qualification of this policy as a life insurance contract for federal income tax purposes, notwithstanding any other provisions of this policy to the contrary.

Effect on Life Insurance Qualification Tests

A change in Death Benefit Option or Total Face Amount, or certain other policy changes, will often change the policy's limits under the life Insurance qualification test that you elected.

We reserve the right to refuse or limit any request for a change if the change would cause the policy to fail to qualify as life insurance for tax purposes.

5. TOTAL FACE AMOUNT

The Total Face Amount is made up of two components: (i) the Base Face Amount, and (ii) any Supplemental Face Amount. Minimum Base Face Amount and the Minimum Total Face Amount limits are shown in Section 1. Scheduled increases in any Supplemental Face Amount are elected on the application and if approved, their amounts, when they are to become effective, and the Maximum Increasing Supplemental Face Amount will be shown in Section 1. If you request to cancel a scheduled increase, or request a decrease in your Supplemental Face Amount, that request will be honored but all scheduled increases for subsequent policy years will cease.

After the first Policy Year, while both of the Lives Insured are alive and the policy is in force, unscheduled changes to the Supplemental Face Amount may be requested in writing. Unscheduled increases in Supplemental Face Amount will be subject to the Company's normal underwriting practices. Such increases will not be approved if both of the Lives Insured do not continue to qualify for their same Risk Classification that applied to them when this policy was issued. We reserve the right to limit the number of such unscheduled changes to one per Policy Year. We also reserve the right to limit the maximum and minimum amounts of unscheduled changes. All requested changes will be subject to our approval. You may not increase your Base Face Amount of insurance under this policy.

Increase in Supplemental Face Amount

As a condition of our approval of any unscheduled increase in Supplemental Face Amount, we may require evidence of insurability satisfactory to us. A minimum premium payment may also be required. When a requested change becomes effective, and if required by our then current rules, a change in future Planned Premiums will automatically be affected to comply with those rules. Any change will be effective on the next Annual Processing Date after our approval. If an increase in Supplemental Face Amount is elected and approved after the Policy Date, any remaining No Lapse Guarantee Period for the Base Face Amount will be reduced to zero.

Reduction of Total Face Amount

You may request a reduction in Total Face Amount any time after the first Policy Year while this policy is in force. Any reduction in the Total Face Amount will be implemented by first reducing any Supplemental Face Amount. We reserve the right to allow a reduction in Base Face Amount first. If there is a reduction in Base Face Amount, a charge may be deducted from the Policy Value. This charge will be equal to a proportionate part of the Surrender Charge that would have applied if the policy had been surrendered on the date the reduction in Base Face Amount takes effect. The proportion will be equal to the amount of the reduction in Base Face Amount which exceeds the Partial Surrender Charge Decrease Exemption divided by the amount of Base Face Amount in effect immediately before the reduction, less any applicable Partial Surrender Charge Decrease Exemption. Without our prior approval, the Base Face Amount cannot be reduced below the minimum as shown in Section 1. Any reduction in Supplemental Face Amount or Base Face Amount will be effective on the next Processing Date after our approval.

6. INSURANCE BENEFIT

If the Surviving Life Insured dies while the policy is in force, we will pay the Insurance Benefit upon receipt of due proof of death of the Surviving Life Insured, subject to any applicable provisions of the policy. If the Surviving Life Insured dies on or after the date we receive a request from you to surrender the policy, no Insurance Benefit will be paid. We will pay the amount payable under the Surrenders and Withdrawals provision instead.

                                                                        SV0707A

Insurance Benefit

The Insurance Benefit payable is:

     (a) the Death Benefit as described below; plus

     (b) any amounts payable under any Supplementary Benefit riders as a result of the Surviving Life Insured's death that form part of the policy; less

     (c) any outstanding Policy Debt at the date of death.

If the Surviving Life Insured dies during a grace period, the Policy Value used in the calculation of the Death Benefit will be the Policy Value as of the date of death of the Surviving Life Insured, and the Insurance Benefit will be reduced by any outstanding Monthly Deductions due.

Death Benefit

The Death Benefit will depend on whether Option 1 or Option 2 is in effect on the date of the Surviving Life Insured's death.

Death Benefit Options

Under Option 1, the Death Benefit is equal to the Total Face Amount at the date of death of the Surviving Life Insured. Under Option 2, the Death Benefit is equal to the Total Face Amount at the date of death of the Surviving Life Insured plus the Policy Value at the date of death of the Surviving Life Insured.

The Death Benefit after the younger of the Lives Insured reaches or would have reached Age 121 if living, will be as described in Section 13.

If any withdrawals are made, the Death Benefit, whether Option 1 or Option 2 is in effect, will be less than it would have been if no withdrawals were made. Withdrawals reduce the Death Benefit by reducing:

     (a) the Total Face Amount if Option 1 is in effect, as specified in
         Section 19; or

     (b) the Policy Value if Option 2 is in effect.

Change of Death Benefit Options

You may request in writing to change your Death Benefit Option from Option 2 to Option 1 at any time after the first Policy Year, while the policy is in force. The change will be effective on the next Processing Date following the date we approve the request, and the Total Face Amount after the change will be equal to the Total Face Amount immediately before the change plus the Policy Value as of the effective date of the change.

Minimum Death Benefit

The sum of the Death Benefit as described above and the Benefit payable upon the death of the Surviving Life Insured under any Supplementary Benefit riders will never be less than the Minimum Death Benefit. The Minimum Death Benefit is equal to the Policy Value on the date of death of the Surviving Life Insured multiplied by the Minimum Death Benefit Factor for the Policy Year in which the Surviving Life Insured dies. The Minimum Death Benefit Factors are shown in
Section 2. To the extent that the Net Amount at Risk associated with the Minimum Death Benefit that results from this calculation exceeds our guidelines and limitations that may be in effect, we reserve the right to:

     (a) distribute to you a portion of the Policy Value such that the Net Amount at Risk associated with the resulting Minimum Death Benefit does not exceed our guidelines and limitations in effect; or

     (b) if we should decide to accept the additional death benefit, require evidence of insurability satisfactory to us.

7. INTEREST ON PROCEEDS

We will pay the Insurance Benefit in one lump sum including interest as stipulated by the state. If the state does not specify the interest rate, we will use the rate for insurance benefits left on deposit with us.

8. PREMIUMS

The Minimum Initial Premium is shown in Section 1. No insurance will take effect under this policy until our underwriters approve issuance of this policy and the conditions specified in the application form have been satisfied, including receipt of at least the Minimum Initial Premium at our Service Office.

Subsequent premiums can be paid at any time at our Service Office, and in any amount subject to the limits described below. On request, we will give you a receipt signed by one of our officers.

If coverage under the policy takes effect in accordance with the provisions of the application, we will process any premium payment as of the end of the Business Day the payment is received at our Service Office, subject to the limitations of the life insurance qualification test elected by you and to our maximum limits then in effect, unless one of the following exceptions applies.

    (i) We will process a payment received prior to the Policy Date as if received on the Policy Date.

    (ii) We will process the portion of any premium payment for which we require evidence of either Life Insured's continued insurability on the first Business Day after we have received such evidence and found it satisfactory to us.

    (iii) If our receipt of any premium payment (or portion thereof) would cause the policy not to qualify as a "life insurance contract" under the federal income tax laws, we will not process such payment or portion. However, in the case of certain other tax situations, we will process the payment (or portion thereof) on the first Business Day after we have received satisfactory written instructions from you.

You may pay premiums until the younger of the Lives Insured reaches or would have reached Age 121 if living, at which time Monthly Deductions cease and no further premiums may then be paid as described in Section 13.

If any premium payment would result in the Minimum Death Benefit exceeding the Total Face Amount, we reserve the right to either refund the premium or to require evidence of insurability satisfactory to us for any increase in the Minimum Death Benefit.

Continuation of Insurance Upon Discontinuance of Premium Payments

If you discontinue paying premiums, we will continue taking the Monthly Deductions from the Policy Value. Your insurance coverage will continue subject to the No-Lapse Guarantee, Grace Period, and Policy Termination provisions in Sections 9, 10 and 11.

9. NO-LAPSE GUARANTEE

Your policy includes a No-Lapse Guarantee. The guarantee periods applicable to the Base Face Amount and to any Supplemental Face Amount are shown in the Table of Values in Section 1. During your No-Lapse Guarantee Period, if the Net Cash Surrender Value falls to zero or below, your policy will not go into default provided it satisfies the cumulative premium test. However, this benefit will not prevent your policy from going into default if the Policy Debt is greater than zero and exceeds the Policy Value.

Cumulative Premium Test

The test will be performed on any Processing Date that your policy would otherwise be in default in the absence of the No-Lapse Guarantee. Your policy will satisfy the test if the sum of the premiums received, less any Policy Debt, and less any withdrawals taken on or before the date of the test, is equal to or greater than the sum of the monthly No-Lapse Guarantee Premiums due from the Policy Date to the date of the test. The No-Lapse Guarantee Premium is shown as an annualized amount in Section 1.

The No-Lapse Guarantee Premium may change if any of the following changes occur under your policy:

    (a) a Supplementary Benefit rider is added, terminated or changed (including any change in its cost or the expiration thereof);

    (b)   the Death Benefit Option is changed;

    (c)   a decrease in the Base Face Amount or in any Supplemental Face
          Amount; or

    (d) a change in either Life Insured's Risk Classification or if applicable, Additional Rating.

We will inform you of any change to the No-Lapse Guarantee Premium resulting from any such change. The revised No-Lapse Guarantee Premium will be effective from the date of the change. For the purpose of performing the Cumulative Premium Test, we will use the No-Lapse Guarantee Premium in effect as of the Policy Date up to the date of the change, including any revised premium in effect as of the date of a prior change.

                                                                        SV0907A

10. GRACE PERIOD

Default

Subject to the No-Lapse Guarantee feature of the policy, the policy and any Supplementary Benefit riders will go into default if, at the beginning of any Policy Month, the Net Cash Surrender Value is less than or equal to zero after we take the Monthly Deduction that is due for that month.

Grace Period Duration

We will allow 61 days from the date the policy goes into default for you to pay the amount that is required to bring the policy out of default. At least 30 days prior to termination of coverage, we will send notice to your last known address, specifying the amount you must pay to bring the policy out of default. If we have notice of a policy assignment on file at our Service Office, we will also mail a copy of the notice of the amount due to the assignee on record.

Default Payment

The amount required to bring the policy out of default, referred to as the Default Payment, is equal to (a) plus (b) plus (c) where:

     (a) is the amount necessary to bring the Net Cash Surrender Value to zero if it is less than zero, at the date of default;

     (b) is an amount equal to 3 times the Monthly Deduction due on the date of default;

     (c) is the applicable Premium Charge.

When payment is received, any expense charges which are past due and unpaid will be immediately deducted from the Net Policy Value. If the Default Payment has not been paid by the end of the grace period, the policy will terminate. Upon termination of the policy, the remaining Net Cash Surrender Value, if any, will be paid to the Owner. If the Surviving Life Insured dies during the grace period, then we will deduct from the Death Benefit proceeds all Monthly Deductions due and unpaid as of the date of the Surviving Life Insured's death. No Insurance Benefit under the policy or any Supplementary Benefit riders will be in effect after the policy terminates.

No-Lapse Guarantee

If the policy is in the No-Lapse Guarantee Period, and the Cumulative Premium Test has been met, then one of the following will apply.

     (a) During the first 2 Policy Years, the Base Face Amount, any Supplemental Face Amount, and any Supplementary Benefit riders will remain in effect.

     (b) For the remainder of the No-Lapse Guarantee Period, if any (see
         Section 1 for the duration of the No-Lapse Guarantee Period), the Base Face Amount will remain in effect, but any Supplemental Face Amount and any Supplementary Benefit riders (unless otherwise stated therein) will be subject to termination. The amount required to maintain any Supplemental Face Amount and any applicable Supplementary Benefit riders is equal to the Default Payment specified above. If a payment at least equal to the Default Payment is not received by the end of the grace period, then any Supplemental Face Amount, and any Supplementary Benefit riders (unless otherwise stated therein), will cease to be in effect and will be terminated from the policy.

Failure to Meet Cumulative Premium Test

If the policy is in the No-Lapse Guarantee Period, and the Cumulative Premium Test has not been met, then the Base Face Amount, any Supplemental Face Amount, and any Supplementary Benefit riders may go into default, as described above. The Grace Period Duration and Default Payment provisions described above will apply. In lieu of the Default Payment, however, you may pay the shortfall needed to meet the Cumulative Premium Test, in which case one of the following will apply.

     (a) During the first 2 Policy Years, the Base Face Amount, any Supplemental Face Amount, and any Supplementary Benefit riders will remain in effect;

     (b) For the remainder of the No-Lapse Guarantee Period, if any, the Base Face Amount will remain in effect, but any Supplemental Face Amount and any Supplementary Benefit riders (unless otherwise stated therein) will terminate as of the end of the grace period.

The shortfall will be equal to the amount necessary to satisfy the Cumulative Premium Test as of the date of default, plus the No-Lapse Guarantee Premium for the next three Policy Months.

11. POLICY TERMINATION

This policy terminates on the earliest of the following events:

     (a) the end of the grace period for which we have not received the amount necessary to bring the policy out of default;

     (b) surrender of the policy for its Net Cash Surrender Value; or

     (c) the death of the Surviving Life Insured.

12. REINSTATEMENT

If the policy terminates at the end of a grace period in which you did not make a required payment, the policy may be reinstated within 3 years from the date of default. The policy cannot be reinstated if it has been surrendered for its Net Cash Surrender Value or if any of the Lives Insured die after the policy has terminated.

The requirements for reinstatement are as follows:

     (1) we must receive written request for reinstatement;

     (2) we must receive evidence of insurability satisfactory to us for the Lives Insured or any Surviving Life Insured at the end of the grace period, and for any insureds covered under any Supplementary Benefit rider that you wish to reinstate;

     (3) we must receive a premium equal to the amount that was required to bring the policy out of default immediately prior to termination, plus the amount needed to keep the policy in force to the next scheduled date for payment of the Planned Premium.

Requirements (2) and (3) must be satisfied within 60 days after the date we receive written request for reinstatement.

If we approve your request,

     (a) the reinstatement date will be the date we receive the required payment at our Service Office;

     (b) the Total Face Amount, the Base Face Amount, and any Supplemental Face Amount will be reinstated to the same amounts as they were on the date of default;

     (c) any Surrender Charge will be reinstated to the amount it was at the date of default;

     (d) the remaining Surrender Charge Period, if any, will be the same as on the date of default;

     (e) the Policy Value on the date of reinstatement, prior to the crediting of any Net Premium paid on the reinstatement, will be equal to the Policy Value on the date the policy terminated.

If a Schedule of Supplemental Face Amounts is shown in Section 1 which includes increases that would have otherwise become effective except for this policy having been terminated after being in default, such increases in Supplemental Face Amount will be effective on the next Annual Processing Date after the reinstatement date.

13. COVERAGE AT AND AFTER AGE 121

Provided the policy is in force at and after the younger of the Lives Insured reaches, or would have reached Age 121 if living, we will continue the policy subject to the stipulations stated below.

Death Benefit

Any Supplemental Face Amount will be terminated, thereby reducing the Death Benefit by such amount. Apart from this change, the Death Benefit will be determined in the same respect as specified in Section 6.

Premiums and Monthly Deductions

We will not accept any further premium payments. We will cease to take Monthly Deductions for charges listed in Section 1.

Credited Interest

We will continue to credit interest monthly to the Fixed Account portion of the Policy Value.

Policy Debt and Default

New loans will not be allowed. Loan interest will continue to be charged if there is an outstanding loan. Loan repayments will be accepted. The policy will go into default at any time the Policy Debt exceeds the Policy Value, and
Section 10, Grace Period, and Section 18, Loans, will apply.

Withdrawals

Withdrawals will not be allowed.

                                                                        SV1107A

14. POLICY VALUE

Net Premiums Added

When we receive your premium payments at our Service Office, we deduct a Premium Charge which will not exceed the amount shown in Section 1 and add the balance remaining (the Net Premium) to your Policy Value. We will do this before we take any deductions due on that Business Day.

For any premiums received prior to the Issue Date, we will credit interest at the rate of return then being earned on allocations to the current money market Investment Account, but will not deduct a Premium Charge. The Premium Charge will be deducted on the Issue Date, and the balance remaining will be your Policy Value from which deductions will be taken and to which any subsequent Net Premiums will be added.

Investment allocation of the initial premium payment and any subsequent premium payments will be in accordance with the Allocations provision of Section 17.

While a loan exists, we will treat the amounts you pay as premiums unless you request in writing that they be treated as loan repayments. If you instruct us to do so, we will first deduct from such payments the amount of accrued interest on loans and then deduct the amount specified as a loan repayment before applying any balance remaining as a premium payment.

Monthly Deductions

A deduction is due and will be taken from your Policy Value as of the Policy Date and as of each applicable Processing Date. Monthly Deductions are calculated from the Policy Date. If, at your request, we set the Policy Date to a date which precedes the date on which we receive the initial premium, Monthly Deductions due for the period prior to receipt of the initial premium will be taken on the later of the date we receive the initial premium and the date our underwriters approve issuance of this policy.

Unless we agree otherwise, or you do not have sufficient funds in an account, we will take Monthly Deductions from the Investment Accounts and the Fixed Account in the same proportion that the Policy Value in each of these accounts bears to the Net Policy Value immediately prior to the deduction.

Monthly Deductions are due until the Policy Anniversary on which the younger of the Lives Insured reaches, or would have reached Age 121 if living, at which time we will cease to take any further Monthly Deductions as described in
Section 13.

The Monthly Deduction for any Policy Month that will be deducted from your Policy Value consists of charges (a) through (e) listed below, where:

     (a) is the Asset-Based Risk Charge;

     (b) is the Face Amount Charge, if any;

     (c) is the Administrative Charge;

     (d) is the sum of the charges for riders which are part of the policy, if any, provided such charges are deducted from the Policy Value; and

     (e) is the Cost of Insurance Charge, as described below.

Cost of Insurance Charge

The rates for the Cost of Insurance Charge, as of the Policy Date and subsequently for each increase in Total Face Amount, are based on the Lives Insured's sex, if applicable, Age, Risk Classification, Net Amount at Risk, and duration that the coverage has been in force.

The Cost of Insurance Charge for a specific Policy Month is the charge for the Net Amount at Risk, including any Additional Ratings and any Supplementary Benefit riders which are part of the policy. The charge for the Net Amount at Risk is an amount equal to the per dollar cost of insurance rate for that month multiplied by the Net Amount at Risk, and will be based on our expectations of future mortality, persistency, investment earnings, expense experience, capital and reserve requirements, and tax assumptions. The Maximum Monthly Rates for any Policy Year are shown in Section 2 as a rate per $1,000 of Net Amount at Risk. To get the maximum rate per dollar, the rate shown must be divided by 1,000. Each Cost of Insurance Charge is deducted in advance of the applicable insurance coverage for which we are at risk.

The Cost of Insurance calculation will reflect any adjustment for the Minimum Death Benefit.

We review our Cost of Insurance rates from time to time, and may re-determine Cost of Insurance rates at that time on a basis that does not discriminate unfairly within any class of lives insured.

Net Amount at Risk

The Net Amount at Risk is the amount determined by subtracting (a) from the greater of (b) or (c) where:

     (a) is the Policy Value at the end of the immediately preceding Business Day less all charges due on the Policy Date or Processing Date;

     (b) (i) is the sum of the Total Face Amount and the Death Benefit payable under any Supplementary Benefit riders where charges are deducted from the Policy Value and are based on the Net Amount at Risk, divided by the Death Benefit Discount Factor shown in Section 1 for Death Benefit Option 1; or (ii) is the sum of the Total Face Amount and the Death Benefit payable under any Supplementary Benefit riders where charges are deducted from the Policy Value and are based on the Net Amount at Risk, divided by the Death Benefit Discount Factor shown in Section 1 plus the Policy Value for Death Benefit Option 2; and

     (c) is the amount defined in (a) multiplied by the Minimum Death Benefit Factor for the applicable Policy Year as shown in Section 2.

Other Deductions

We will deduct a Surrender Charge, as detailed in Section 19, if during the Surrender Charge Period:

     (a) you surrender this policy for its Net Cash Surrender Value;

     (b) the Base Face Amount decreases;

     (c) you do not pay an amount due at the end of the grace period as described in Section 10, and your policy terminates.

15. LOAN ACCOUNT, FIXED ACCOUNT, INVESTMENT ACCOUNTS

The Policy Value at any time is equal to the sum of the values you have in the Loan Account, the Fixed Account, and the Investment Accounts.

Loan Account Value

The amount you have in the Loan Account at any time equals:

     (a) amounts transferred to it for loans and borrowed loan interest; plus

     (b) interest credited to it; less

     (c) amounts transferred from it for loan repayment.

For details regarding the Loan Account, see Section 18.

Fixed Account Value

The amount you have in the Fixed Account at any time equals:

     (a) Net Premiums allocated to it; plus

     (b) amounts transferred to it; plus

     (c) interest credited to it; less

     (d) amounts deducted from it; less

     (e) amounts transferred from it; less

     (f) amounts withdrawn from it.

We will determine the rate or rates of interest to be credited to the Fixed Account. Any additional interest will be credited no less frequently than annually. Additional interest is nonforfeitable after crediting. The rate or rates of interest will be determined prospectively and will be based on our expectations for the Fixed Account's future investment earnings, persistency, mortality, expense and reinsurance costs and future tax, reserve, and capital requirements, but in no event will the minimum credited interest be less than the Fixed Account Annual Rate shown in Section 1. The rate or rates of interest will be determined on a uniform basis for lives insured with the same timing and amount of premium, same amount of Policy Debt, and whose policies have been in force for the same length of time. For all transactions, interest is calculated from the date of the transaction.

                                                                        SV1307A

Investment Account Value

The amount you have in an Investment Account at any time equals the number of units in that Investment Account multiplied by the unit value of the corresponding Subaccount at that time.

The number of units in an Investment Account at any time equals (a) minus (b), where:

     (a) is the number of units credited to the Investment Account because of:

         (1) Net Premiums allocated to it; and

         (2) amounts transferred to it; and

     (b) is the number of units canceled from the Investment Account because of:

         (1) amounts deducted from it;

         (2) amounts transferred from it; and

         (3) amounts withdrawn from it.

The number of units credited or canceled for a given transaction is equal to the dollar amount of the transaction, divided by the unit value on the Business Day of the transaction. See the Unit Value Calculation provision in Section 16 for details on how unit values are determined.

16. SEPARATE ACCOUNT AND SUBACCOUNTS

The Separate Account is authorized to invest in the shares of the John Hancock Trust and of other management investment companies. Each Subaccount of the Separate Account purchases shares of corresponding funds of a Series Fund of the John Hancock Trust or of other management investment companies.

The assets of the Separate Account are the property of the Company. They are used to support the Policy Values of variable life insurance policies. Income, gains, and losses of the Separate Account are credited to, or charged against, the Separate Account without regard to other income, gains and losses. The part of the assets that is equal to the Investment Account values in respect of all variable life insurance policies will not be charged with liabilities from any other business we conduct. We can transfer to our general account Separate Account assets in excess of the liabilities of the Separate Account arising under the variable life insurance policies supported by the Separate Account.

Right to Make Changes

We reserve the right to make certain changes if, in our judgment, they would best serve the interests of the owners of policies such as this or would be appropriate in carrying out the purposes of such policies. Any changes will be made only to the extent and in the manner permitted by applicable laws. Also, when required by law, we will obtain your approval of the changes and approval from any appropriate regulatory authority.

Examples of the changes we may make include the following:

     (a) To operate a Separate Account in any form permitted under the Investment Company Act of 1940, or in any other form permitted by law.

     (b) To take any action necessary to comply with or obtain and continue any exemptions from the Investment Company Act of 1940.

     (c) To create new separate accounts, or to combine any two or more separate accounts including the Separate Account, or to de-register the Separate Account under the Investment Company Act of 1940, or to transfer assets between the Separate Account and other separate accounts.

     (d) To transfer any assets in a Subaccount to another Subaccount, or to add, combine or remove Subaccounts.

     (e) To substitute, for the investment company shares held in any Subaccount, another class of shares of the investment company or the shares of another investment company or any other investment permitted by law.

     (f) To make any other necessary technical changes in this policy in order to conform with any action this provision permits us to take.

The investment policy of a Subaccount within the Separate Account shall not be materially changed unless a statement of the change is first filed with any jurisdiction requiring such a filing. In the event of such a change in investment policy, and while this policy is in force, you may elect a transfer to the Fixed Account as described in Section 17.

Unit Value Calculation

We will determine the unit values for each Subaccount as of the end of each Business Day.

The unit value for each Subaccount was established at $10 for the first Business Day that an amount was allocated, or transferred to the particular Subaccount. For any subsequent Business Day, the unit value for that Subaccount is obtained by multiplying the unit value for the immediately preceding Business Day by the net investment factor for the particular Subaccount on such subsequent Business Day.

Net Investment Factor

The net investment factor for a Subaccount on any Business Day is equal to
(a) divided by (b) where:

     (a) is the net asset value of the underlying Fund shares held by that Subaccount as of the end of such Business Day before any policy transactions are made on that day; and

     (b) is the net asset value of the underlying Fund shares held by that Subaccount as of the end of the immediately preceding Business Day after all policy transactions were made for that day.

We reserve the right to adjust the above formula for any taxes determined by us to be attributable to the operations of the Subaccount.

17. ALLOCATIONS AND TRANSFERS

Allocations

We process Net Premiums as described in Section 14. Any Net Premium credited to the Policy Value prior to the Allocation Date, as shown in Section 1, will automatically be invested in the current money market Investment Account. On the Allocation Date (or on the date such Net Premium is received, if later), we will reallocate the amount in the current money market Investment Account attributable to any such Net Premium in accordance with the allocation instructions then in effect. We will allocate all other Net Premiums and credits to the Fixed Account and to any Investment Accounts in accordance with the allocation instructions then in effect. Initial allocation instructions are elected in your application for this policy. With regard to the first and subsequent Net Premiums, we reserve the right to limit the dollar amount that may be allocated to any Investment Account or Fixed Account.

You may elect to change your allocation instructions at any time. A change can be elected by written request or by any telephone or internet notification if a currently valid written authorization to make changes in this manner is on file with us. A change will be effective as of the end of the Business Day on which we receive notice satisfactory to us. Instructions to us must express allocation percentages as greater than or equal to zero and less than or equal to 100%, and the sum of the allocation percentages must equal 100%. Allocation percentages must be whole numbers.

The date for allocation percentage changes will be as of the end of the Business Day on which we are contacted, as described above, to make the changes. We reserve the right to impose a limit on the number and frequency of such changes and to set minimum and maximum percentages that may be allocated to any Investment Account and the Fixed Account.

Transfers

In the same way as described above in the Allocations provision, instructions may be given to us at any time while the policy is in force to transfer portions of your Policy Value among the Investment Accounts and the Fixed Account. Transfers are subject to the restrictions described below.

                                                                        SV1507A

General Restrictions on Transfers

You can make up to 2 transfers per calendar month. You can transfer 100% of the Policy Value to the current money market Investment Account after this limit has been reached. If such transfer to the current money market Investment Account is made, no subsequent transfers from the current money market Investment Account to another Investment Account may be made within 30 days.

There is no charge for the first 12 transfers in any Policy Year. If you make more than 12 transfers in any Policy Year, a transfer fee not to exceed the Maximum Transfer Fee shown in Section 1 will apply to each subsequent transfer in the Policy Year. We will consider all transfer requests made on the same day as one transfer. Transfers made pursuant to the Asset Allocation Balancer or Dollar Cost Averaging options described below are not subject to the foregoing general restrictions. Without our approval, the maximum amount that may be transferred to or from an Investment Account in any Policy Year may not exceed the Investment Account Maximum Transfer Amount shown in Section 1.

We and the John Hancock Trust or other management investment companies reserve the right to impose additional restrictions to restrict short-term trading. Additional restrictions that may be imposed regarding transfers include, but are not limited to restricting:

     (a) the number of transfers made during a defined period;

     (b) the dollar amount of transfers;

     (c) the method used to submit transfers; and

     (d) transfers into and out of certain Investment Accounts.

At the request of the John Hancock Trust or other management investment companies in which the Separate Account invests, we may impose additional restrictions to restrict short-term trading.

Restrictions on Transfers to the Fixed Account

You may transfer the Policy Value from any of the Investment Accounts to the Fixed Account without incurring any transfer charges, regardless of the number of transfers previously made, provided such transfers occur:

     (a) within 18 months after the Issue Date, as shown in Section 1; or

     (b) within the later of (i) or (ii) where (i) is 60 days from the effective date of a material change in the investment objectives of the Subaccount, from which the Policy Value will be transferred, and
         (ii) is 60 days from the notification date of such change.

Restrictions on Transfers out of the Fixed Account

The maximum amount that you can transfer out of the Fixed Account in any one Policy Year is limited to the greater of:

     (a) the Fixed Account Maximum Transfer Percentage shown in Section 1 multiplied by the value in the Fixed Account at the previous Annual Processing Date; and

     (b) the Fixed Account Maximum Transfer Amount shown in Section 1.

Any transfer out of the Fixed Account may not involve a transfer to the current money market Investment Account.

Asset Allocation Balancer Transfers

If you elect this option, we will automatically transfer amounts among your specified Investment Accounts in order to maintain your designated percentage in each account. We will effect the transfers at specified intervals you select which may be either annually, semi-annually, quarterly or monthly. When you change your premium allocation instructions, your Asset Allocation Balancer will change so the two are identical. This change will automatically occur unless you instruct us otherwise, or a Dollar Cost Averaging request is in effect. We reserve the right to cease to offer this option as of 90 days after we send you written notice.

Dollar Cost Averaging Transfers

If you elect this option, we will automatically transfer amounts each month from one Investment Account to one or more of the other Investment Accounts or the Fixed Account. You must select the amount to be transferred and the accounts. If the value in the Investment Account from which the transfer is being made is insufficient to cover the transfer amount, we will not effect the transfer and we will notify you. We reserve the right to cease to offer this option as of 90 days after we send you written notice.

18. LOANS

At any time while this policy is in force and sufficient loan value is available, you can get a loan by written request. Each loan must be for at least the Minimum Loan Amount shown in Section 1. We may require a loan agreement from you as the policy is the only security for the loan. We may defer loans as provided by law or as provided in Section 26. Loans, except those used to pay premiums on policies with us, may not be made if the policy is in the Grace Period as described in Section 10.

Available Loan Value

The available loan value on any date will be an amount equal to (i) the Net Cash Surrender Value, less (ii) the Monthly Deductions then being deducted from the Policy Value multiplied by the number of months remaining in the Policy Year, less (iii) an amount determined as follows:

     (a) Deduct (ii) above from (i) above.

     (b) Multiply the result by the difference between the effective annual rate then being charged on loans and the effective annual rate then being credited on the Loan Account.

In no event, however, will the available loan value be less than 90% of the Net Cash Surrender Value. Values will be determined, subject to Section 26, as of the end of the Business Day on which the loan application is received at our Service Office.

Loan Account

When you take out a loan, or when loan charges are borrowed, we will transfer amounts from the Fixed Account and the Investment Accounts, as applicable, into the Loan Account. Amounts we transfer into the Loan Account cover the loan principal. A Loan Subaccount exists for each Investment Account and for the Fixed Account. Amounts transferred to the Loan Account are allocated to the appropriate Loan Subaccount to reflect the account from which the transfer was made. We will allocate the amounts to be transferred in the same proportion that your value in the Subaccounts bears to the new Policy Value, unless you request otherwise, and our then current rules allow you to designate different proportions. When an amount to be transferred is allocated to an Investment Account, we will redeem units of that Investment Account sufficient in value to cover the allocated amount. These transfers do not count as a transfer for the purposes of the Transfer provisions described in Section 17.

Interest is credited to the Loan Account and interest is also charged on the Policy Debt, as described in the Loan Interest Charged and the Loan Interest Credited provisions.

Loan Interest Charged

Interest will accrue daily on loans. Loan interest will be payable on each Annual Processing Date and on the date the loan is settled. Interest may be paid in advance at the equivalent effective rate. In the event that you do not pay the loan interest charged in any Policy Year, it will be borrowed against the policy and added to the Policy Debt in arrears at the Policy Anniversary. We will allocate the amount borrowed for interest payment in the same proportion that your value in the Fixed Account and the Investment Accounts bears to the Net Policy Value as of the Policy Anniversary.

                                                                        SV1707A

The effective loan interest charged rate will not exceed the Maximum Loan Interest Charged Annual Rate shown in Section 1. We will increase the Loan Interest Charged Annual Rate at any time it is determined that the rate being charged would cause a loan to be taxable under any applicable ruling, regulation, or court decision. In such case, we will increase the Loan Interest Charged Annual Rate to an amount that would result in the transaction being treated as a loan under federal tax law.

Loan interest will continue to be charged, as described in Section 13, when Monthly Deductions and premium payments cease at and after the younger of the Lives Insured reaches or would have reached Age 121 if living.

Loan Interest Credited

Loan interest will accrue daily to amounts in the Loan Account. The effective loan interest credited rate is shown in Section 1.

Loan Repayment

You may repay the Policy Debt in whole or in part at any time prior to the death of the Surviving Life Insured and while the policy is in force. When you make a loan payment or repay a loan, we credit the amount remaining after deduction of the loan interest charges, specified above, to the Loan Account, and make a transfer to the Fixed Account and the Investment Accounts, as applicable.

Upon loan repayment, the same proportionate amount of the entire loan as was borrowed from the Fixed Account will be repaid to the Fixed Account. The remainder of the loan repayment will be allocated to the appropriate Investment Accounts in accordance with the allocation instructions then in effect (unless our then current rules allow you to designate a different allocation with your repayment and you in fact do so).

Subject to any rider, endorsement, or other provisions, while a loan exists, we will treat any amounts you pay as premiums, unless you request in writing that they be treated as loan repayments. However, when a portion of the Loan Account is allocated to the Fixed Account, we reserve the right, where permitted by state law, to require that premium payments be applied as loan repayments.

19. SURRENDERS AND WITHDRAWALS

Surrender of the Policy

You may surrender this policy upon written request for its Net Cash Surrender Value at any date prior to the death of the Surviving Life Insured. We will determine the Net Cash Surrender Value as of the end of the Business Day on which we have received at our Service Office your written request for full surrender of the policy (the "Surrender Date"). We will process the request and pay the Net Cash Surrender Value only if we have not received due proof that the Surviving Life Insured died prior to the Surrender Date. After we receive your written request to surrender the policy, no insurance will be in force. If you surrender the policy during the Surrender Charge Period, we will deduct a Surrender Charge from your Policy Value in calculating the Net Cash Surrender Value. The Surrender Charge and Surrender Charge Period are shown in Section 1.

Withdrawals

Once per Policy Month after the first Policy Anniversary, you may request a withdrawal of part of the Net Cash Surrender Value if available. Withdrawals are subject to the following conditions:

     (a) without our approval, each withdrawal must be for at least the Minimum Withdrawal Amount shown in Section 1;

     (b) after the withdrawal, the remaining Net Cash Surrender Value must be at least equal to 3 times the Monthly Deductions at the time of the withdrawal;

     (c) we will process the withdrawal, thereby reducing the Policy Value, as of the end of the Business Day on which we receive your written request;

     (d) we will deduct a pro-rata Surrender Charge if the withdrawal occurs during the Surrender Charge Period, and the withdrawal results in a reduction in Base Face Amount;

     (e) we will reduce the amount of the withdrawal if the amount in all accounts is not sufficient to pay the withdrawal and any pro-rata Surrender Charge;

     (f) you may specify which Investment Accounts as well as the Fixed Account from which we should make the withdrawal. If we do not receive such instructions, we will allocate the deduction of the withdrawal and any pro-rata Surrender Charge in the same proportion that the value in the Fixed Account and the Investment Accounts bears to the Net Policy Value; and

     (g) we will reduce the amount of the withdrawal if it would otherwise cause the Base Face Amount to fall below the Minimum Base Face Amount shown in Section 1.

If Death Benefit Option 1 is in effect at the time of the withdrawal, the Total Face Amount of the policy will be reduced:

     (a) by the amount of the withdrawal, if at the time of the withdrawal the Death Benefit equals the Total Face Amount; otherwise

     (b) by the amount, if any, by which the withdrawal (including any applicable pro-rata Surrender Charge) exceeds the difference between the Minimum Death Benefit and the Total Face Amount, divided by the applicable Minimum Death Benefit Factor for the applicable Policy Year as shown in the Table of Rates in Section 2.

Withdrawals will reduce the Supplemental Face Amount first, and then the Base Face Amount. We reserve the right to allow a reduction in Base Face Amount prior to fully reducing the Supplemental Face Amount. If the Death Benefit on any given day is equal to the Policy Value times the applicable Minimum Death Benefit Factor, withdrawals on such day will reduce the Death Benefit by the amount withdrawn times the applicable Minimum Death Benefit Factor until the Death Benefit is equal to the Total Face Amount. Your Death Benefit will continue to be determined in accordance with Sections 6 and 13, subject to these provisions.

If Death Benefit Option 2 is in effect, an amount equal to any withdrawal will be deducted from the Policy Value. Withdrawals will not affect the Total Face Amount. Your Death Benefit will continue to be determined in accordance with Sections 6 and 13.

20. OWNER AND BENEFICIARY

Until the Surviving Life Insured's death, without the consent of any revocable beneficiaries, you can receive any amount payable under the policy and exercise all rights and privileges granted by the policy.

Change of Owner

Until the Surviving Life Insured's death, the owner can change the ownership of the policy by written request. The change will take effect as of the date you signed the written request. It will not apply to any payments we made or any action we may have taken before we received your written request.

Trustee Owner

Should the owner be a trustee, payment to the trustee(s) of any amount to which the trustee(s) is (are) entitled under the policy, either by death or otherwise, will fully discharge us from all liability under the policy to the extent of the amount so paid.

Joint Ownership

Two or more owners will own the policy as joint tenants with right of survivorship, unless otherwise requested on the application or in any subsequent assignment of the policy. On death of any of the owners, the deceased owner's interest in the policy passes to the surviving owner(s).

Successor Owner

Upon the owner's death during the Lives Insured's lifetime, a named successor owner will, if then living, have all the owner's rights and interest in the policy. Until the Surviving Life Insured's death, the owner, without the consent of any beneficiary or any successor owner, can cancel or change the designation of successor owner. This may be done from time to time by agreement in writing with us.

                                                                        SV1907A

The following four provisions will apply unless there is a beneficiary appointment in force that provides otherwise.

Beneficiary Classification

You can appoint beneficiaries for the Insurance Benefit in three classes: primary, secondary, and final. Beneficiaries in the same class will share equally in the Insurance Benefit payable to them.

Payment To Beneficiaries

We will pay the Insurance Benefit:

     (a) to any primary beneficiaries who are alive when the Surviving Life Insured dies; or

     (b) if no primary beneficiary is then alive, to any secondary beneficiaries who are then alive; or

     (c) if no primary or secondary beneficiary is then alive, to any final beneficiaries who are then alive.

Change Of Beneficiary

Until the Surviving Life Insured's death, you can change the beneficiary by written request unless you make an irrevocable designation. We are not responsible if the change does not achieve your purpose. The change will take effect as of the date you signed such request. It will not apply to any payments we made or any action we may have taken before we received your written request.

Death Of Beneficiary

If no beneficiary is alive when the Surviving Life Insured dies, the Insurance Benefit will be payable to you; or if you are the Surviving Life Insured, to your estate. Unless otherwise provided, if a beneficiary dies before the seventh day after the death of the Surviving Life Insured, we will pay the Insurance Benefit as if the beneficiary had died before the Surviving Life Insured.

21. ASSIGNMENT

Your interest in this policy may be assigned without the consent of any revocable Beneficiary. Your interest, any interest of the Lives Insured and of any revocable Beneficiary shall be subject to the terms of the assignment, but such assignment shall not affect the interest of any irrevocable Beneficiary.

We will not be on notice of any assignment unless it is in writing, nor will we be on notice until a duplicate of the original assignment has been filed at our Service Office. We assume no responsibility for the validity or sufficiency of any assignment.

22. MISSTATEMENTS

If the age or sex of either Life Insured was misstated in the application, we will, if necessary, change the Base Face Amount, any Supplemental Face Amount, and every other benefit to that which would have been purchased at the correct age or sex by the most recent Cost of Insurance Charge.

23. SUICIDE

If either Life Insured commits suicide, while sane or insane, within 2 years from the Issue Date, the policy will terminate on the date of such suicide and we will pay (in place of all other benefits, if any) an amount equal to the premiums paid less the amount of any Policy Debt on the date of death and less any withdrawals.

If either Life Insured commits suicide, while sane or insane, after 2 years from the Issue Date and within 2 years from:

     (a) the date we approve a schedule of increasing Supplemental Face Amount;

     (b) the effective date of any unscheduled increase in Supplemental Face Amount; or

     (c) the date of an increase in Death Benefit resulting from any payment of premium we are authorized to refuse under Section 4;

the benefits payable under the policy will not include the amount of such Death Benefit increase but will include the amount of premium that pertains to the increase.

We reserve the right under this provision to obtain evidence of the manner and cause of death of either Life Insured.

24. INCONTESTABILITY

This policy shall be incontestable after it has been in force during the lifetime of the Lives Insured for two Policy Years from the Issue Date, except for fraud or policy termination, or any provision for reinstatement or policy change requiring evidence of insurability.

In the case of reinstatement or any policy change requiring evidence of insurability, the contestable period shall be two years from the effective date of such reinstatement or policy change. For a policy change involving the approval of a schedule of increasing Supplemental Face Amount, the contestable period shall be two years from the date we approve such schedule.

Any premium payment which we accept subject to insurability, and any increase in the Death Benefit resulting from such payment, shall be considered a policy change for purposes of this Section.

25. THE CONTRACT

The written application for the policy is attached at issue. The entire contract between the applicant and us consists of the policy, such application, and any riders and endorsements. However, additional written requests or applications for policy changes or acceptance of excess payment may be submitted to us after issue and such additional requests may become part of the policy. All statements made in any application shall, in the absence of fraud, be deemed representations and not warranties. We will use no statement made by or on behalf of the Lives Insured to defend a claim under the policy unless it is in a written application.

An exchange of this policy for a new policy on a different plan may be made by agreement between you and us in accordance with our published rules in effect at that time.

We reserve the right to make any changes necessary in order to keep this policy in compliance with any changes in federal or state tax laws. Other changes in this policy may be made by agreement between you and us. Only the President, Vice President, the Secretary, or an Assistant Secretary of the Company has authority to waive or agree to change in any respect any of the conditions or provisions of the policy, or to extend credit or to make an agreement for us.

26. RIGHT TO POSTPONE PAYMENT OF BENEFITS

We reserve the right to postpone the payment of Net Cash Surrender Values, withdrawals, policy loans, and the portion of the Insurance Benefit that depends on Investment Account values, for any period during which:

     (a) the New York Stock Exchange is closed for trading (other than customary week-end and holiday closings), or trading on the Exchange is otherwise restricted;

     (b) an emergency exists as defined by the Securities and Exchange Commission (SEC), or the SEC requires that trading be restricted; or

     (c) the SEC permits a delay for the protection of policyholders.

We also reserve the right to postpone payments, including loans, for up to 6 months if such payments are based on values that do not depend on the investment performance of the Investment Accounts.

In addition, we may deny transfers under the circumstances stated in (a),
(b) and (c) above, and in the Allocations and Transfers provision.

27. CLAIMS OF CREDITORS

The proceeds and any income payments under the policy will be exempt from the claims of creditors to the extent permitted by law. These proceeds and payments may not be assigned or withdrawn before becoming payable without our agreement.

                                                                        SV2107A

28. REPORTS TO OWNER

Within 30 days after each Policy Anniversary, we will send you a report at no charge showing:

     (a) the Death Benefit;

     (b) the Policy Value;

     (c) the current allocation in the Fixed Account, the Loan Account, and each of the Investment Accounts;

     (d) the value of the units in each chosen Investment Account;

     (e) the Loan Account balance and loan interest charged since the last report;

     (f) the premiums paid and policy transactions for the year; and

     (g) any further information required by law.

Upon request, we will provide you with a report of projected future values. We will provide one report annually without charge. For additional reports you request, we reserve the right to charge a reasonable fee, not to exceed $50.

29. HOW VALUES ARE COMPUTED

We provide Cash Surrender Values that are at least equal to those required by law. We base minimum Cash Surrender Values on the Commissioners 2001 Standard Ordinary Sex and Smoker Distinct ANB Ultimate Mortality Table, with substandard ratings as applicable. However, if this policy is issued on a unisex basis, we base minimum Cash Surrender Values on the Commissioners 2001 Standard Ordinary Sex Aggregate (50% male and 50% female) Smoker Distinct ANB Ultimate Mortality Table, with substandard ratings as applicable. We also use these tables in determining Guaranteed Maximum Cost of Insurance Charges. Reserves will be at least as great as the minimum required by law.

A detailed statement of the method of computing the values of this policy has been filed with the insurance department of the state shown in Section 1.

Communications about this policy may be sent to the Company's Service Office, which is currently at [197 Clarendon Street, Boston, Massachusetts 02117. Our toll-free number is 1-800-387-2747].

Flexible Premium Survivorship Variable Universal Life Insurance policy

Adjustable Death Benefit

Benefit payable on death of Surviving Life Insured

Flexible premiums payable until the earlier of last death, or the policy anniversary when the younger of the lives insured reaches Age 121 our would have reached Age 121 if living

Non-Participating (Not eligible for dividends)

07SVUL                                                                 SVBP07A